Exhibit 99.3

FORM OF LETTER TO SHAREHOLDERS WHO ARE RECORD HOLDERS

INTERMOUNTAIN COMMUNITY BANCORP

8,700,000 Shares of Common Stock Offered Pursuant to Rights Distributed to Our Shareholders

                    , 2012

THE RIGHTS OFFERING SUBSCRIPTION PERIOD WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                     , 2012, UNLESS EXTENDED BY US.

Dear Shareholder:

Intermountain Community Bancorp is sending you this letter because you were a shareholder of record of our common stock at 5:00 p.m., New York City time, on January 20, 2012. As such, you are receiving non-transferable subscription rights to purchase shares of our common stock in a rights offering by the Company. The rights offering is described in the enclosed offering prospectus dated                     , 2012 (“Prospectus”).

We are offering up to 8,700,000 shares of common stock, as described in the Prospectus, at a cash price of $1.00 per share. The number of these shares that you may purchase is described below.

For each share of common stock owned as of the Record Date, you may purchase 1.0324 additional shares of common stock under what we refer to as your “Basic Subscription Right.” In addition, if you exercise your Basic Subscription Right in full, you will be eligible to purchase any shares of common stock that are not purchased by other shareholders under what we refer to as your “Oversubscription Privilege.”1 Please note that fractional shares purchased will be rounded down to the nearest whole number.

Your right to purchase common stock in the rights offering will expire if not exercised by 5:00 p.m., New York City time, on                     , 2012, unless we decide to extend the offering period, which we currently do not intend to do. Once submitted, all exercises of the rights are irrevocable. You should read the Prospectus carefully before deciding whether to exercise your rights.

Your subscription rights are evidenced by the accompanying non-transferable subscription rights certificate registered in your name (the “Rights Certificate”). The back of the Rights Certificate contains the exercise form for participating in our rights offering. If not exercised, your Rights Certificate will cease to have any value when the Rights Offering expires.

If the total over-subscription requests exceed the shares of common stock available in the rights offering, then we will allocate the available shares pro rata among shareholders who exercise the Oversubscription Privilege, as further described in the Prospectus.

Enclosed are copies of the following documents:

1.	Prospectus;

2.	Your Rights Certificate;

3.	Instructions as to the use of the Rights Certificates;

4.	Notice of Tax Information; and

5.	A return envelope addressed to American Stock Transfer and Trust Company, LLC, the subscription agent.

The first three documents listed above provide additional information on the Rights Offering, the Company and the steps you must take to exercise all or some of your Rights. You should read all of these documents carefully in their entirety.

Your prompt action is requested. To exercise your rights, you should deliver the properly completed and signed Rights Certificate, with payment of the subscription price in full for each share of common stock subscribed for pursuant to the Basic Subscription Right and the Oversubscription Privilege, to the subscription agent, as indicated in the Prospectus. The subscription agent must receive the Rights Certificate with payment, including final clearance of any checks, prior to 5:00 p.m., New York City time on                          , 2012. You cannot revoke the exercise of your subscription rights. Rights not exercised prior to the expiration time will expire.

Additional copies of the enclosed materials may be obtained by contacting the company by calling Susan Pleasant, our Assistant Vice President-Shareholder Relations at (208) 255-3432 or via e-mail at Susan.Pleasant@IntermountainBank.com. Any questions or requests for assistance concerning the rights offering should be directed to the company.

Very truly yours,

Intermountain Community Bancorp

NOTHING IN THIS PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF INTERMOUNTAIN COMMUNITY BANCORP, THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.